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                                                            Exhibit 5.1 and 23.1


                                               November 21, 1997


Analogic Corporation
8 Centennial Drive
Peabody, MA  01960

RE:  Registration Statement on Form S-8 Relating to the 1997 Non-
     Qualified Stock Option Plan for Non-employee Directors
     ------------------------------------------------------

Ladies and Gentlemen:

     Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by Analogic Corporation (the "Company") on November 21, 1997 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 50,000 shares of Common Stock, $.05 par value, of the Company issuable pursuant to the Plan (the "Shares").

     I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion.

     Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan and any agreements entered into under the Plan, will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the aforementioned Registration Statement. In giving this, I do not thereby admit I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                   Very truly yours,


                                                   /s/ Julian Soshnick
                                                   Julian Soshnick






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